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                                                                      EXHIBIT 12


                CABOT CORPORATION AND CONSOLIDATED SUBSIDIARIES

         Statement Re Computation of Ratio of Earnings to Fixed Charges
                         (Dollar amounts in thousands)

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                                                                               Years ended September 30
                                                        ------------------------------------------------------
                                                        1994        1993       1992         1991          1990
                                                        ----        -----      ----         ----          ----
Earnings:
Pre-tax income from continuing operations             $118,325   $ 67,900    $116,599     $ 62,362    $ 63,983
Distributed income of affiliated companies               5,638      5,988       5,766        4,688       3,607
Add fixed charges:
  Interest on indebtedness                              41,668     44,043      41,714       38,661      41,145
  Portion of rents representative of the
    interest factor                                      5,879      4,838       4,933        5,715       5,226
                                                       -------    -------     -------      -------    --------
Income as adjusted                                    $171,510   $122,769    $169,012     $111,426    $113,961


Fixed Charges:
Interest on indebtedness                              $ 41,668   $ 44,043    $ 41,714     $ 38,661    $ 41,145
Capitalized interest                                        --         --       3,963        8,745          --
Portion of rents representative of
  the interest factor                                    5,879      4,838       4,933        5,715       5,226
                                                       -------    -------     -------      -------    --------
Total fixed charges                                   $ 47,547   $ 48,881    $ 50,610     $ 53,121    $ 46,371
Ratio of earnings to fixed charges                        3.61       2.51        3.34         2.10        2.46
                                                      ========   ========    ========     ========    ========
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